Exhibit (d)(6)

Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of January 19, 2011,

between

FMR Co., Inc.

and

Fidelity Management & Research (Hong Kong) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Hanover Street Trust	Fidelity Emerging Markets Debt Central Fund	Equity	01/19/2011

Agreed and Accepted

as of January 19, 2011

FMR Co., Inc.	Fidelity Management & Research (Hong Kong) Limited

By: /s/JS Wynant By: /s/JS Wynant

Name: JS Wynant Name: JS Wynant

Title: Senior Vice President Title: Treasurer